Filed pursuant to Rule 433

Registration No. 333-177908

December 13, 2012

REGAL BELOIT CORPORATION

Final Term Sheet

In the event of an inconsistency between this Term Sheet and the preliminary prospectus supplement dated December 12, 2012, you should rely on the information in this Term Sheet.

Issuer:	Regal Beloit Corporation

Price to Public:	$67.00

Underwriting Discount and Commissions Per Share:	$2.764

Estimated Net Proceeds to the Company (after Underwriting Discounts and Commissions and Offering Expenses):	$176.3 million

Trade Date:	December 13, 2012

Closing Date:	December 18, 2012

Underwriters:	Robert W. Baird & Co. Incorporated
Credit Suisse Securities (USA) LLC
KeyBanc Capital Markets Inc.
Piper Jaffray & Co.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-792-2473.